Exhibit 10.21

FORM OF TRANSITIONAL SERVICES AGREEMENT

BETWEEN

BRISTOL-MYERS SQUIBB COMPANY

and

MEAD JOHNSON NUTRITION COMPANY

Dated as of     , 2009

TABLE OF CONTENTS

SECTION 1.	Definitions.		3

SECTION 2.	Services.		5

	(a)	Initial Services	5
	(b)	Additional Services	5
	(c)	Scope of Services	6
	(d)	Limitation on Provision of Services	6
	(e)	Standard of Performance; Standard of Care	7
	(f)	Prices for Services	9
	(g)	Changes in Services	9
	(h)	Services Performed by Third Parties	9
	(i)	Responsibility for Provider Personnel	9
	(j)	Services Rendered as a Work-For-Hire; Return of Equipment; Internal Use; No Sale, Transfer, Assignment; Copies	10
	(k)	Cooperation	10

SECTION 3.	Charges and Payment.		11

	(a)	Procedure	11
	(b)	Late Payments	11
	(c)	VAT	11

SECTION 4.	Term and Termination.		11

	(a)	Termination Dates	11
	(b)	Early Termination by the Recipient	11
	(c)	Termination by the Provider	12
	(d)	Termination by BMS	12
	(e)	Effect of Termination of Services	12
	(f)	Data Transmission	12

SECTION 5.	Miscellaneous.		13

	(a)	DISCLAIMER OF WARRANTIES	13
	(b)	Limitation of Liability; Indemnification	13
	(c)	Compliance with Law and Governmental Regulations	14
	(d)	No Partnership or Joint Venture; Independent Contractor	15
	(e)	Non-Exclusivity	15
	(f)	Expenses	15
	(g)	Further Assurances	15
	(h)	Confidentiality	15
	(i)	Headings	16
	(j)	Interpretation	16
	(k)	Tax Matters	17
	(l)	Amendments	17
	(m)	Inconsistency	17
	(n)	Notices	17
	(o)	Assignment; No Third-Party Beneficiaries	18

i

(p)	Entire Agreement	18
(q)	Counterparts	18
(r)	Severability	18
(s)	Incorporation by Reference	18
(t)	GOVERNING LAW	18

ii

TRANSITIONAL SERVICES AGREEMENT

This TRANSITIONAL SERVICES AGREEMENT, dated as of     , 2009 (this “Agreement”), is by and between BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation (“BMS”), and MEAD JOHNSON NUTRITION COMPANY, a Delaware corporation (“MJN”).

W I T N E S S E T H

WHEREAS, MJN is currently a wholly owned subsidiary of BMS.

WHEREAS, BMS and MJN have entered into that certain Separation Agreement, dated as of even date herewith (the “Separation Agreement”), pursuant to which MJN’s business will be separated from the rest of BMS’s business (the “Separation”).

WHEREAS, in connection with the Separation, the parties agree to the mutual covenants set forth in this Agreement.

WHEREAS, the parties have agreed that BMS will continue to provide certain services to MJN and its Affiliates (defined below) and that MJN will provide certain services to BMS and its Affiliates, each on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and undertakings contained herein and the transactions contemplated by the Separation Agreement, the receipt and sufficiency of which are acknowledged, the parties hereby mutually agree as follows:

SECTION 1. Definitions.

(a) Capitalized terms used and not otherwise defined herein will have the meanings ascribed to such terms in the Separation Agreement. Capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, will have the meaning ascribed to such word in this Agreement. For purposes of this Agreement, the following words and phrases will have the following meanings:

“Additional Services” will have the meaning set forth in Section 2(b).

“Affiliate” will have the meaning set forth in the Separation Agreement.

“Agreement” will have the meaning set forth in the preamble of this Agreement.

“Ancillary Agreement” means any agreement between BMS and MJN including the Separation Agreement, Tax Matters Agreement, Registration Rights Agreement and Employee Matters Agreement.

“BMS” will have the meaning set forth in the preamble of this Agreement.

“Claims” will have the meaning set forth in Section 5(b)(iv).

“Early Termination Fees” will have the meaning set forth in Section 4(b).

“Exhibit” will have the meaning set forth in Section 2(a).

“Force Majeure Event” will have the meaning set forth in Section 2(d)(ii).

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Historical Levels” will have the meaning set forth in Section 2(d)(i).

“Indemnitor” will have the meaning set forth in Section 5(b)(iv).

“Indemnitee” will have the meaning set forth in Section 5(b)(iv).

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Initial Services” will have the meaning set forth in Section 2(a).

“Law” means any law, statute, rule, regulation or other requirement imposed by a Governmental Authority.

“MJN” will have the meaning set forth in the preamble of this Agreement.

“Provider” means, with respect to any particular Service, the entity or entities identified on the applicable Schedule as the party to provide such Service.

“Provider Personnel” will have the meaning set forth in Section 2(i).

“Recipient” means, with respect to any particular Service, the entity or entities identified on the applicable Schedule as the party to receive such Service.

“Review Meetings” will have the meaning set forth in Section 2(k).

“Schedule” will have the meaning set forth in Section 2(a).

“Separation” will have the meaning set forth in the recitals of this Agreement.

“Separation Agreement” will have the meaning set forth in the recitals of this Agreement.

“Separation Date” means the date that the Separation Agreement becomes effective.

“Service Period” means, with respect to any Service, the period commencing on the Separation Date and ending on the earlier of (i) the date the Recipient terminates the provision of such Service pursuant to Section 4(b), and (ii) the termination date (measured as the number of days from the date hereof or indicated by reference to a specific date) specified with respect to such Service on the Schedule or Exhibit applicable to such Service.

“Services” will have the meaning set forth in Section 2(b).

“Subsidiary” will have the meaning set forth in the Separation Agreement.

“System” means the software, hardware, data store or maintenance and support components or portions of such components of a set of information assets identified in a Schedule or an Exhibit.

“Tax” means all forms of direct and indirect taxation or duties imposed, or required to be collected or withheld, including charges, together with any related interest, penalties or other additional amounts.

“Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including amended returns that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

“Tax Matters Agreement” means the Tax Matters Agreement dated as of , 2009, between BMS and MJN.

“Taxing Authority” means any Governmental Authority imposing Taxes.

“VAT” means value added tax, goods and services tax and any sales, transfer, services, consumption, business, use or transaction tax.

SECTION 2. Services.

(a) Initial Services. Except as otherwise provided herein, during the applicable Service Period, each Provider agrees to provide, or with respect to any service to be provided by an Affiliate of the Provider, to cause such Affiliate to provide, to the Recipient, or with respect to any service to be provided to an Affiliate of the Recipient, to such Affiliate, the applicable services (the “Initial Services”) set forth on the Schedules (each, a “Schedule”) annexed hereto.

(b) Additional Services. From time to time during the applicable Service Period, the parties may identify additional services that the Provider will provide to the Recipient in accordance with the terms of this Agreement (the “Additional Services” and, together with the Initial Services, the “Services”). If the parties agree to add any Additional Services, the parties will mutually create a Schedule or amend an existing Schedule for each such Additional Service setting forth the identities of the Provider and the Recipient, a description of such Service, the term during which such Service will be provided, the cost, if any, for such Service and any other provisions applicable thereto. In order to become a part of this Agreement, such amendment to the applicable Schedule must be executed by a duly authorized representative of each party, at which time such Additional Service will, together with the Initial Services, be deemed to constitute a “Service” for the purposes hereof and will be subject to the terms and conditions of this Agreement. The parties may, but will not be required to, agree on Additional Services during the applicable Service Period. Notwithstanding anything to the contrary in the foregoing or anywhere else in this Agreement, any service actually performed by the Provider upon written or oral request by the Recipient in connection with this Agreement will be deemed to constitute a “Service” for the purposes of Sections 3 and 5(b), but such “Service” will only be incorporated into this Agreement by an amendment as set forth in this Section 2(b) and Section 5(l). Notwithstanding the foregoing, neither party will have any obligation to agree to provide Additional Services.

(c) Scope of Services. Notwithstanding anything to the contrary herein, (i) neither the Provider nor any of its Affiliates will be required to perform or to cause to be performed any of the Services for the benefit of any third party or any other person other than the applicable Recipient or its Affiliates, and (ii) the Provider makes no warranties, express or implied, with respect to the Services, except as provided in Section 2(e).

(d) Limitation on Provision of Services.

(i) Except as expressly contemplated in the Schedules, neither the Provider nor any of its Affiliates will be obligated to perform or to cause to be performed any Service in a volume or quantity that exceeds on an annualized basis 110 percent of the historical volumes or quantities of Services performed by it or its Affiliates for the business of the Recipient during calendar year 2008 to date, without reference to the transactions contemplated by the Separation Agreement (“Historical Levels”); provided, however, if the Recipient wishes to increase the volume or quantity of such Services provided under this Agreement by more than such amount, the Recipient will make a request to the appropriate Provider in writing in accordance with Section 5(n) at least ten (10) Business Days prior to the next Review Meeting setting out in as much detail as reasonably possible the change requested and the reason for requesting the change, which request will be considered at the next Review Meeting. The Provider may, in its sole discretion, choose to accommodate or not to accommodate any such request in part or in full.

(ii) In case performance of any terms or provisions hereof will be delayed or prevented, in whole or in part, because of, or related to, compliance with any Law, decree, request or order of any Governmental Authority, either local, state, federal or foreign, or because of riots, war, public disturbance, strike, labor dispute, fire explosion, storm, flood, acts of God, major breakdown or failure of transportation, manufacturing, distribution or storage facilities, or for any other reason which is not within the control of the party whose performance is interfered with and which by the exercise of reasonable diligence such party is unable to prevent (each, a “Force Majeure Event”), then upon prompt notice by the party so suffering to the other party, the party suffering will be excused from its obligations hereunder during the period such Force Majeure Event continues, and no liability will attach against either party on account thereof. No party will be excused from performance if such party fails to use reasonable diligence to remedy the situation and remove the cause and effect of the Force Majeure Event.

(iii) If the Provider is unable to provide a Service hereunder because it does not have the necessary assets because such asset was transferred from the

Provider to the Recipient, the parties will determine a mutually acceptable arrangement to provide the necessary access to such asset and until such time as access is provided, the Provider’s failure to provide such Service will not be a breach of this Agreement.

(iv) Notwithstanding anything to the contrary contained herein, this Agreement will not constitute an agreement for the Provider to provide Services to the Recipient to the extent that the provision of any such Services would not be in compliance with applicable Laws.

(e) Standard of Performance; Standard of Care.

(i) The Provider will use its commercially reasonable efforts to provide and cause its Affiliates to provide the Services in a manner which is substantially similar in nature, quality and timeliness to the services provided by the applicable Provider to the applicable Recipient immediately prior to the date hereof; provided, however, that nothing in this Agreement will require the Provider to prioritize or otherwise favor the Recipient over any third parties or any of the Provider’s or the Provider’s Affiliates’ business operations. The Recipient acknowledges that the Provider’s obligation to provide the Services is contingent upon the Recipient (A) providing in a timely manner all information, documentation, materials, resources and access requested by the Provider and (B) making timely decisions, approvals and acceptances and taking in a timely manner such other actions requested by the Provider, in each case that the Provider (in its reasonable business judgment) believes is necessary or desirable to enable the Provider to provide the Services; provided, however, that the Provider requests such approvals, information, materials or services with reasonable prior notice to the extent practicable. Notwithstanding anything to the contrary herein, the Provider shall not be responsible for any failure to provide any Service in the event that the Recipient has not fully complied with the immediately preceding sentence. The parties acknowledge and agree that nothing contained in any Schedule will be deemed to (A) increase or decrease the standard of care imposed on the Provider, (B) expand the scope of the Services to be provided as set forth in Section 2, except to the extent that a Schedule references a Service that was not provided immediately prior to the date hereof, or (C) limit Sections 5(a) and 5(b).

(ii) In providing the Services, except to the extent necessary to maintain the level of Service provided on the date hereof (or with respect to any Additional Service, the agreed-upon level), the Provider will not be obligated to: (A) hire any additional employees or (B) purchase, lease or license any additional equipment, software or other assets; and in no event will the Provider be obligated to (x) maintain the employment of any specific employee or (y) pay any costs related to the transfer or conversion of the Recipient’s data to the Provider or any alternate supplier of Services. Further, the Provider will have the right to designate which personnel it will assign to perform the Services, and it will have the right to remove and replace any such personnel at any time or designate any of its Affiliates or a third party provider at any time to perform the Services. At the Recipient’s request, the Provider will consult in good faith with the Recipient regarding the specific personnel to provide any particular Services; provided, however, that the Provider’s decision will control and be final and binding.

(iii) The Provider’s sole responsibility to the Recipient for errors or omissions committed by the Provider in performing the Services will be to correct such errors or omissions in the Services at no additional cost to the Recipient; provided, however, that the Recipient must promptly advise the Provider of any such error or omission of which it becomes aware after having used commercially reasonable efforts to detect any such errors or omissions.

(iv) The parties and their respective Affiliates will use good faith efforts to cooperate with each other in connection with the performance of the Services hereunder, including producing on a timely basis all information that is reasonably requested with respect to the performance of Services; provided, however, that such cooperation not unreasonably disrupt the normal operations of the parties and their respective Affiliates; provided further, that the party requesting cooperation will pay all reasonable out-of-pocket costs and expenses incurred by the party furnishing cooperation, unless otherwise expressly provided in this Agreement or the Separation Agreement. Such cooperation will include exchanging information, providing electronic access to systems used in connection with the Services and obtaining or granting all consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder. Notwithstanding anything in this Agreement to the contrary, the Recipient will be solely responsible for paying for the costs of obtaining such consents, licenses, sublicenses or approvals, including reasonable legal fees and expenses. Either party providing electronic access to systems used in connection with Services may limit the scope of access to the applicable requirements of the relevant matter through any reasonable means available, and any such access will be subject to the terms of Section 5(h). The exchange of information or records (in any format, electronic or otherwise) related to the provision of Services under this Agreement will be made to the extent that (A) such records/information exist and are created in the ordinary course, (B) do not involve the incurrence of any material expense, and (C) are reasonably necessary for any such party to comply with its obligations hereunder or under applicable Law. Subject to the foregoing terms, the parties will cooperate with each other in making information available as needed in the event of a Tax audit or in connection with statutory or governmental compliance issues, whether in the United States or any other country; provided, however, that the provision of such information will be without representation or warranty as to the accuracy or completeness of such information. For the avoidance of doubt, and without limiting any privilege or protection that now or hereafter may be shared by the Provider and the Recipient, neither party will be required to provide any document if the party who would provide such document reasonably believes that so doing would waive any privilege or protection (e.g., attorney-client privilege) applicable to such document.

(v) If the Provider reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents (e.g., third-party approvals or instructions or approvals from the Recipient required in the ordinary course of providing a Service), licenses, sublicenses or approvals contemplated by Section 2(e)(iv), such failure shall not constitute a breach hereof by the Provider and the parties will cooperate to determine the best alternative approach; provided, however, that in no event will the Provider be required to provide such Service until an alternative approach reasonably satisfactory to the Provider is found or the consents, licenses, sublicenses or approvals have been obtained.

(f) Prices for Services. Services provided to any Recipient pursuant to the terms of this Agreement will be charged at the prices set forth for such Service on the applicable Schedule. Unless otherwise provided in a Schedule hereto by explicit reference to this Section 2(f), a Service provided by Provider to any Recipient pursuant to the terms of this Agreement will be charged at the prices set forth for such Service on the applicable Schedule plus an uplift equal to (i) two percent (2%) for Services originating within the United States, regardless of where such Services are received, or (ii) seven and one-half percent (7.5%) for Services originating outside of the United States, regardless of where such Services are received. Except as set forth in Schedule 3 and Schedule 4 hereto, at the end of each twelve (12) months during the term of the Agreement, Provider will review the charges, costs and expenses actually incurred by Provider in providing any Service (collectively, “Actual Cost”) during the previous twelve (12) months. In the event the Provider determines that the Actual Cost for any service materially differs from the aggregate costs charged to Recipient for that Service for that period, Provider will deliver to Recipient documentation for such Actual Cost and the parties will renegotiate in good faith to adjust the appropriate costs charged to Recipient prospectively.

(g) Changes in Services. The parties agree and acknowledge that any Provider may make changes from time to time in the manner of performing the applicable Services if such Provider is making similar changes in performing similar services for itself, its Affiliates or other third parties, if any, and if such Provider furnishes to the Recipient substantially the same notice (in content and timing) as such Provider provides to its Affiliates or other third parties, if any, respecting such changes. In addition to, and without limiting the immediately preceding sentence in any way, and notwithstanding any provision of this Agreement to the contrary, such Provider may make any of the following changes without obtaining the prior consent of the Recipient: (i) changes to the process of performing a particular Service that do not adversely affect the benefits to the Recipient of such Provider’s provision or quality of such Service in any material respect or materially increase the charge for such Service; (ii) emergency changes on a temporary and short-term basis; and (iii) changes to a particular Service in order to comply with applicable Law or regulatory requirements.

(h) Services Performed by Third Parties. Nothing in this Agreement will prevent the Provider from using its Affiliates or third parties to perform all or any part of a Service hereunder. The Provider will remain fully responsible for the performance of its obligations under this Agreement in accordance with its terms, including any obligations it performs through its Affiliates or third parties, and the Provider will be solely responsible for payments due any such Affiliates or third parties.

(i) Responsibility for Provider Personnel. All personnel employed, engaged or otherwise furnished by the Provider in connection with its rendering of the Services will be the Provider’s employees, agents or subcontractors, as the case may be (collectively, “Provider Personnel”). The Provider will have the sole and exclusive responsibility for Provider Personnel, will supervise Provider Personnel and will cause Provider Personnel to cooperate with the Recipient in performing the Services in accordance with the terms and conditions of Section 2(e). The Provider will pay and be responsible for the payment of any and all premiums, contributions and taxes for workers’ compensation insurance, unemployment compensation, disability insurance, and all similar provisions now or hereafter imposed by any Governmental Authority with respect to, or measured by, wages, salaries or other compensation paid, or to be paid, by the Provider to Provider Personnel.

(j) Services Rendered as a Work-For-Hire; Return of Equipment; Internal Use; No Sale, Transfer, Assignment; Copies. All materials, software, tools, data, inventions, works of authorship, documentation, and other innovations of any kind, including any improvements or modifications to the Provider’s proprietary computer software programs and related materials, that the Provider, or personnel working for or through the Provider, may make, conceive, develop or reduce to practice, alone or jointly with others, in the course of performing Services or as a result of such Services, whether or not eligible for patent, copyright, trademark, trade secret or other legal protection (collectively the “Work Product”), as between the Provider and the Recipient, will be solely owned by the Provider. Upon the termination of any of the Services, (i) the Recipient will return to the Provider, as soon as practicable, any equipment or other property of the Provider relating to such terminated Services which is owned or leased by the Provider and is, or was, in the Recipient’s possession or control; and (ii) the Provider will transfer to the Recipient, as soon as practicable, any and all supporting, back-up or organizational data or information of the Recipient used in supplying the Service to the Recipient. In addition, the parties will use good-faith efforts at the termination of this Agreement or any specific Service provided hereunder, to ensure that all user identifications and passwords related thereto, if any, are canceled, and that any other data (as well as any and all back-up of that data) pertaining solely to the other party and related to such Service will be returned to such other party and deleted or removed from the applicable computer systems. All systems, procedures and related materials provided to the Recipient are for the Recipient’s internal use only and only as related to the Services or any of the underlying Systems used to provide the Services and unless the Provider gives its prior written consent in each and every instance (in its sole discretion), the Recipient may not sell, transfer, assign or otherwise use the Services provided hereunder, in whole or in part, for the benefit of any person other than an Affiliate of the Recipient. The Recipient will not copy, modify, reverse engineer, decompile or in any way alter Systems without the Provider’s express written consent (in its sole discretion).

(k) Cooperation. Each party will designate in writing to the other party one (1) representative to act as a contact person with respect to all issues relating to the provision of the Services pursuant to this Agreement. Such representatives will hold review meetings by telephone or in person, as mutually agreed upon, approximately every two (2) weeks to discuss issues relating to the provision of the Services under this Agreement (“Review Meetings”). In the Review Meetings such representatives will be responsible for (A) discussing any problems identified relating to the provision of Services and, to the extent changes are agreed upon, implementing such changes and (B) providing notice that any Service has since the prior Review Meeting for the first time exceeded, or is anticipated to exceed, the usual and customary volume for such Service as described in the applicable Schedule.

SECTION 3. Charges and Payment.

(a) Procedure. Charges for the Services will be charged to and payable by the Recipient. Amounts payable pursuant to the terms of this Agreement will be paid to the Provider at the time provided in the applicable Schedule.

(b) Late Payments. Charges not paid within twenty-five (25) days after the date when payable will bear interest at the rate of 0.75% per month for the period commencing on the due date and ending on the date that is twenty-five (25) days after such due date, and thereafter at the rate of 1.5% per month until the date payment is received in full by the Provider.

(c) VAT. All amounts payable for the Services pursuant to section 3(a) and 3(b) are exclusive of any VAT which is or may be chargeable on the supply or supplies for which such amounts are the whole or part of the consideration for VAT purposes. Any VAT so chargeable shall be borne by the Recipient and shall either be accounted for by the Recipient (where this is required by local laws or regulations) or paid by the Recipient to the Provider, in either case in addition to the amounts payable pursuant to section 3(a) and 3(b). The Provider shall deliver to the Recipient (or, where applicable, the Recipient shall deliver to the Provider): (i) a valid VAT invoice; and (ii) any other document as may be required by the Recipient to recover the VAT chargeable or claim exemption from VAT, in each case in such form and within any such timing deadlines as may be required by local laws or regulations.

SECTION 4. Term and Termination.

(a) Termination Dates. Unless otherwise terminated pursuant to Section 4(b), this Agreement will terminate with respect to any Service at the close of business on the last day of the Service Period for such Service, unless the parties have agreed in writing to an extension of the Service Period.

(b) Early Termination by the Recipient. As provided in the Schedules (regarding the required number of days for written notice), the Recipient may terminate this Agreement with respect to either all or any one or more of the Services, at any time and from time to time (except in the event such termination will constitute a breach by Provider of a third party agreement related to providing such Services), by giving the required written notice to the Provider of such termination (each, a “Termination Notice”). Early termination by the Recipient will obligate the Recipient to pay to the Provider the entire early termination fee provided for in each Schedule subject (in whole or in part) to early termination (the “Early Termination Fees”). Unless provided otherwise in the applicable Schedule, all Services within a Schedule must be terminated simultaneously. As soon as reasonably practicable after its receipt of a Termination Notice, the Provider will advise the Recipient as to whether early termination of such Services will require the termination or partial termination, or otherwise affect the provision of, certain other Services (it being understood that the Recipient shall not be entitled to terminate the Information Technology Services described in Schedules 3 and 4 unless the other Services corresponding thereto are also terminated). If this will be the case, the Recipient may withdraw its Termination Notice within five (5) business days. If the Recipient does not withdraw the Termination Notice within such period, such termination will be final and the Recipient will be deemed to have agreed to the termination, partial termination or affected provision of such other Services and to pay the Early Termination Fees.

(i) Early Termination Requirements for Facility Leases. Commercially reasonable efforts shall be taken to ensure that facility leases entered into or renewed pursuant to this Agreement shall provide for early termination upon commercially reasonable terms.

(c) Termination by the Provider. As provided in the Schedules (regarding the required number of days of written notice), the Provider may terminate this Agreement with respect to either all or any one or more of the Services, at any time and from time to time, by giving the required written notice to the Recipient of such termination, if at such time the Provider does not perform such Service for itself or its Affiliates. Additionally, the Provider may terminate this Agreement by giving written notice of such termination to the Recipient, if the Recipient breaches any material provision of this Agreement (including a failure to timely pay an invoiced amount); provided, however, that the Recipient will have thirty (30) days after receiving such written notice to cure any breach which is curable before the termination becomes effective.

(d) Termination by BMS. Tax, Treasury, Human Resources, Compliance, EHS, Legal, Procurement, Audit and Insurance Services provided by BMS may be terminated by BMS upon ninety (90) days’ prior written notice, provided that BMS and its subsidiaries, other than MJN, have ceased to beneficially own shares of Common Stock representing greater than 50 percent of the total voting power of the outstanding shares generally entitled to elect directors of MJN prior to giving such notice.

(e) Effect of Termination of Services. In the event of any termination with respect to one or more, but less than all, of the Services, this Agreement will continue in full force and effect with respect to any Services not so terminated. Upon the termination of any or all of the Services, the Provider will cease, or cause its applicable Affiliates or third-party providers to cease, providing the terminated Services. Upon each such termination, the Recipient will promptly (i) pay to the Provider all fees accrued through the effective date of the Termination Notice, and (ii) reimburse the Provider for the termination costs actually incurred by the Provider resulting from the Recipient’s early termination of such Services, if any, including those costs owed to third-party providers, but excluding costs related to the termination of any particular Provider employees in connection with such termination of Services (including wrongful termination claims) unless the Recipient was notified in writing that such particular employees were being engaged in order for the Provider to provide such Services.

(f) Data Transmission. In connection with the termination of a particular Service, on or prior to the last day of each relevant Service Period, the Provider will cooperate fully and will cause its Affiliates to cooperate fully to support any transfer of data concerning the relevant Services to the applicable Recipient. If requested by the Recipient in connection with the prior sentence, the Provider will deliver and will cause its Affiliates to deliver to the applicable Recipient, within such time periods as the parties may reasonably agree, all records, data, files and other information received or computed for the benefit of such Recipient during the Service Period, in electronic and/or hard copy form; provided, however, that (i) the Provider will not have any obligation to provide or cause to provide data in any non-standard format and (ii) if Provider, in its sole discretion, upon request of Recipient, chooses to provide data in any non-standard format, the Provider and its Affiliates will be reimbursed for their reasonable out-of-pocket costs for providing data electronically in any format other than its standard format, unless expressly provided otherwise in the applicable Schedule.

SECTION 5. Miscellaneous.

(a) DISCLAIMER OF WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PROVIDER MAKES NO AND DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, WITH RESPECT TO THE SERVICES, TO THE EXTENT PERMITTED BY APPLICABLE LAW. THE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.

(b) Limitation of Liability; Indemnification.

(i) Each party acknowledges and agrees that the obligations of the other party hereunder are exclusively the obligations of such other party and are not guaranteed directly or indirectly by such other party’s stockholders, members, managers, officers, directors, agents or any other person. Except as otherwise specifically set forth in the Separation Agreement, and subject to the terms of this Agreement, each party will look only to the other party and not to any manager, director, officer, employee or agent for satisfaction of any claims, demands or causes of action for damages, injuries or losses sustained by any party as a result of the other party’s action or inaction.

(ii) Notwithstanding (A) the Provider’s agreement to perform the Services in accordance with the provisions hereof, or (B) any term or provision of the Schedules to the contrary, the Recipient acknowledges that performance by the Provider of the Services pursuant to this Agreement will not subject the Provider, any of its Affiliates or their respective members, stockholders, managers, directors, officers, employees or agents to any liability whatsoever, except as directly caused by the gross negligence or willful misconduct on the part of the Provider or any of its members, stockholders, managers, directors, officers, employees and agents; provided, however, that the Provider’s liability as a result of such gross negligence or willful misconduct will be limited to an amount not to exceed the lesser of (i) the price paid for the particular Service, (ii) the Recipient’s or its Affiliate’s cost of performing the Service itself during the remainder of the applicable Service Period or (iii) the Recipient’s cost of obtaining the Service from a third party during the remainder of the applicable Service Period; provided further that the Recipient and its Affiliates will exercise their commercially reasonable efforts to minimize the cost of any such alternatives to the Services by selecting the most cost effective alternatives which provide the functional equivalent of the Services replaced.

(iii) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ITS RESPECTIVE AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR

PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY THE OTHER PARTY OR ITS AFFILIATES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT EITHER PARTY OR ITS RESPECTIVE AFFILIATES IS REQUIRED TO PAY (A) ANY AMOUNT ARISING OUT OF THE INDEMNITY SET FORTH IN SECTION 5(B)(II) AND (B) ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A THIRD PARTY WHO IS NOT AN AFFILIATE OF EITHER PARTY, IN EACH CASE IN CONNECTION WITH A THIRD-PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES OF THE INDEMNIFIED PARTY AND WILL NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 5(B)(III).

(iv) The Recipient agrees to indemnify and hold harmless the Provider, the Provider or its Affiliates and their respective members, stockholders, managers, directors, officers, employees and agents with respect to any claims or liabilities (including reasonable attorneys’ fees) (“Claims”), which may be asserted or imposed against the Provider or such persons by a third party who is not an affiliate of either party, as a result of (A) the provision of the Services pursuant to this Agreement, or (B) the material breach by the Recipient of a third-party agreement that causes or constitutes a material breach of such agreement by the Provider, except (with respect to both of the foregoing) for any claims which are directly caused by the gross negligence or willful misconduct of the Provider or such persons. Each party as indemnitee (“Indemnitee”) will give the other party as indemnitor (“Indemnitor”) prompt written notice of any Claims. If Indemnitor does not notify Indemnitee within a reasonable period after Indemnitor’s receipt of notice of any Claim that Indemnitor is assuming the defense of Indemnitee, then until such defense is assumed by Indemnitor, Indemnitee shall have the right to defend, contest, settle or compromise such Claim in the exercise of its reasonable judgment and all costs and expenses of such defense, contest, settlement or compromise (including reasonable outside attorneys’ fees and expenses) will be reimbursed to Indemnitee by Indemnitor. Upon assumption of the defense of any such Claim, Indemnitor will, at its own cost and expense, select legal counsel, conduct and control the defense and settlement of any suit or action which is covered by Indemnitor’s indemnity. Indemnitee shall render all cooperation and assistance reasonably requested by the Indemnitor and Indemnitor will keep Indemnitee fully apprised of the status of any Claim. Notwithstanding the foregoing, Indemnitee may, at its election and sole expense, be represented in such action by separate counsel and Indemnitee may, at its election and sole expense, assume the defense of any such action, if Indemnitee hereby waives Indemnitor’s indemnity hereunder. Unless Indemnitee waives the indemnity hereunder, in no event shall Indemnitee, as part of the settlement of any claim or proceeding covered by this indemnity or otherwise, stipulate to, admit or acknowledge any liability or wrongdoing (whether in contract, tort or otherwise) of any issue which may be covered by this indemnity without the consent of the Indemnitor (such consent not to be unreasonably withheld or delayed).

(c) Compliance with Law and Governmental Regulations. The Recipient will be solely responsible for (i) compliance with all Laws affecting its business and (ii) any use the Recipient may make of the Services to assist it in complying with such Laws. Without limiting any other provisions of this Agreement, the parties agree and acknowledge that neither party has any responsibility or liability for advising the other party with respect to, or ensuring the other party’s compliance with, any public disclosure, compliance or reporting obligations of such other party (including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated under such Acts or any successor provisions), regardless of whether any failure to comply results from information provided hereunder.

(d) No Partnership or Joint Venture; Independent Contractor. Nothing contained in this Agreement will constitute or be construed to be or create a partnership or joint venture between the parties or any of their respective Affiliates, successors or assigns. The parties understand and agree that this Agreement does not make either of them an agent or legal representative of the other for any purpose whatsoever. No party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibilities, express or implied, on behalf of or in the name of any other party, or to bind any other party in any manner whatsoever. The parties expressly acknowledge that the Provider is an independent contractor with respect to the Recipient in all respects, including with respect to the provision of the Services.

(e) Non-Exclusivity. The Provider and its Affiliates may provide services of a nature similar to the Services to any other Person. There is no obligation for the Provider to provide the Services to the Recipient on an exclusive basis.

(f) Expenses. Except as otherwise provided herein, each party will pay its own expenses incident to the negotiation, preparation and performance of this Agreement, including the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.

(g) Further Assurances. From time to time, each party will use its commercially reasonable efforts to take or cause to be taken, at the cost and expense of the requesting party, such further actions as may be reasonably necessary to consummate or implement the transactions contemplated hereby or to evidence such matters.

(h) Confidentiality.

(i) Subject to Section 5(h)(iii), each party, on behalf of itself and its respective Affiliates, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to such party’s confidential and proprietary information pursuant to policies in effect as of the date hereof, all Information concerning the other party and its Affiliates that is either in its possession (including Information in its possession prior to the date hereof) or furnished by the other party, its Affiliates or their respective directors, officers, managers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement or otherwise, and will not use any such Information other than for such purposes as will be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or its Affiliates or any of their respective directors, officers, managers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party (or its Affiliates) which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference or prior access to any proprietary or confidential Information of the other party.

(ii) Each party agrees not to release or disclose, or permit to be released or disclosed, any Information of the other party or its Affiliates to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who will be advised of their obligations hereunder with respect to such Information), except in compliance with Section 5(h)(iii); provided, however, that any Information may be disclosed to third parties (who will be advised of their obligation hereunder with respect to such Information) retained by the Provider as the Provider reasonably deems necessary to perform the Services.

(iii) In the event that any party or any of its Affiliates either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law (including pursuant to any rule or regulation of any Governmental Authority) or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other party (or of the other party’s Affiliates) that is subject to the confidentiality provisions hereof, such party will notify the other party prior to disclosing or providing such Information and will cooperate at the expense of such other party in seeking any reasonable protective arrangements (including by seeking confidential treatment of such Information) requested or required by such other party. Subject to the foregoing, the person that received such a request or determined that it is required to disclose Information may thereafter disclose or provide Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority; provided, however, that such Person provides the other party upon request with a copy of the Information so disclosed.

(i) Headings. The Article, section and paragraph headings contained in this Agreement or in any Schedule or Exhibit hereto and in the table of contents to this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(j) Interpretation. For all purposes of this Agreement and the Schedules and Exhibits delivered pursuant to this Agreement: (i) the terms defined in Section 1(a) have the meanings assigned to them in Section 1(a) and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles; (iii) all references in this Agreement to designated “Articles”, “Sections”, “Schedules”, “Exhibits” and other subdivisions are to the designated Articles, Sections, Schedules, Exhibits and other subdivisions of the body of this Agreement; (iv) pronouns of either gender or neuter will include, as appropriate, the other pronoun forms; (v) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; (vi) “or” is not exclusive; (vii) “including” and “includes” will be deemed to be followed by “but not limited to” and “but is not limited to”, respectively; (viii) “may not” is not prohibitive and not permissive;

(ix) “party” or “parties” refer to a party or parties to this Agreement unless otherwise indicated; (x) any definition of, or reference to, any law, agreement, instrument or other document herein will be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and (xi) any definition of, or reference to, any statute will be construed as referring also to any rules and regulations promulgated thereunder.

(k) Tax Matters. The Tax Sharing Agreement embodies the entire understanding between the parties to this Agreement relating to (i) the responsibility for the preparation and filing of Tax Returns, and (ii) the liability for Taxes, all or a portion of which Taxes and Tax Returns may arise as a result of or in connection with the transactions contemplated by this Agreement. This Agreement is not intended to, and does not, modify, amend or supersede either the Tax Sharing Agreement, or the understanding embodied in it.

(l) Amendments. This Agreement (including the Schedules) may not be amended except by an instrument in writing executed by a duly authorized representative of each party. By an instrument in writing, the Provider, on the one hand, or the Recipient, on the other hand, may waive compliance by the other with any term or provision of this Agreement (including the Schedules) that such other party was or is obligated to comply with or perform. Any such waiver will only be effective in the specific instance and for the specific and limited purpose for which it was given and will not be deemed a waiver of any other provision of this Agreement (including the Schedules) or of the same breach or default upon any recurrence thereof. No failure on the part of any party to exercise and no delay in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

(m) Inconsistency. Neither the making nor the acceptance of this Agreement will enlarge, restrict or otherwise modify the terms of the Separation Agreement or constitute a waiver or release by any party of any liabilities, obligations or commitments imposed upon them by the terms of the Separation Agreement, including the representations, warranties, covenants, agreements and other provisions of the Separation Agreement. In the event of any inconsistency between the terms of this Agreement (including the Schedules), on the one hand, and the terms of the Separation Agreement, on the other hand, the terms of the Separation Agreement will control. In the event of any inconsistency between the terms of this Agreement, on the one hand, and any of the Schedules, on the other hand, the terms of this Agreement (other than charges for Services) will control.

(n) Notices. All notices or other communications required or permitted to be given hereunder or under any Schedule or Exhibit will be in writing and will be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and will be deemed given when so delivered by hand, electronic mail, telexed, cabled or telecopied, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service) to the contact person listed in the applicable Schedule. Any party may, by notice to the other party, change the contact person to which such notices are to be given.

(o) Assignment; No Third-Party Beneficiaries. Neither this Agreement nor any of the rights and obligations of the parties may be assigned by any party without the prior written consent of the other party, except that (i) the Recipient may assign its rights under this Agreement to any Affiliate or Affiliates of the Recipient without the prior written consent of the Provider, (ii) the Provider may assign any rights and obligations hereunder to (A) any Affiliate or Affiliates of the Provider capable of providing such Services hereunder or (B) third parties to the extent such third parties are routinely used to provide the Services to Affiliates and businesses of the Provider, in either case without the prior written consent of the Recipient, and (iii) an assignment by operation of Law in connection with a merger or consolidation will not require the consent of the other party. Notwithstanding the foregoing, each party will remain liable for all of its respective obligations under this Agreement. Subject to the first sentence of this Section 5(o), this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns and no other person will have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 5(o) will be void.

(p) Entire Agreement. This Agreement, the Ancillary Agreements, the Schedules and appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties with respect to such subject matter other than those set forth or referred to herein or therein.

(q) Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means will be effective as delivery of a manually executed counterpart of this Agreement.

(r) Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement will nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

(s) Incorporation by Reference. All Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement as if set forth in full herein. Section 11.16 of the Separation Agreement is incorporated herein by reference, mutatis mutandis, as if set forth herein.

(t) GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first written above.

BRISTOL-MYERS SQUIBB COMPANY,

by
Name:
Title:

MEAD JOHNSON NUTRITION COMPANY,

by
Name:
Title:

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